UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 5, 2007
DENBURY RESOURCES INC.
(Exact name of Registrant as specified in its charter)
Delaware
(State or other jurisdiction
of incorporation or organization)

1-12935	20-0467835

(Commission File Number)	(I.R.S. Employer Identification No.)

5100 Tennyson Parkway Suite 1200 Plano, Texas (Address of principal executive offices)	75024 (Zip code)

Registrant’s telephone number, including area code: (972) 673-2000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers
and
Item 8.01. Other Events.
On December 5, 2007, the Board of Directors (the “Board”) of Denbury Resources Inc. (the “Company”) voted to amend four of the Company’s benefit plans (“Plans”). The following three Plans were amended to modify the change of control provisions with respect to changes in the composition of the Board: the 2004 Omnibus Stock and Incentive Plan, as amended, the Stock Option Plan, as amended, effective August 9, 1995, and the Severance Protection Plan dated December 6, 2000. The Board determined to amend the Plans in this way to better reflect the intent of the change of control provisions to protect Plan participants in the event of a takeover of the Company, but not to cover ordinary and orderly changes in the composition of the Board in due course. The amendments reflect this intent. As now amended, the term “Change of Control” or “Change in Control,” as applicable, in each of the above-mentioned Plans means:
“Continuing Directors” no longer constitute a majority of the Board; the term “Continuing Director” means any individual who has served in such capacity for one year or more, together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the Directors of the Company then still in office who were either directors at the beginning of such one-year period or whose election or nomination for election was previously so approved.
On December 5, 2007, the Board also voted to amend the Company’s Employee Stock Purchase Plan effective February 1, 1996, to delete all references to Canada and the Toronto Stock Exchange that are no longer applicable to the Company and to make other conforming changes.
A copy of each Plan, as amended and restated, is attached hereto.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

99.1	2004 Omnibus Stock and Incentive Plan effective May 12, 2004, as amended and restated effective December 5, 2007
99.2	Stock Option Plan, as amended, effective August 9, 1995, as amended and restated effective December 5, 2007
99.3	Severance Protection Plan dated December 6, 2000, as amended and restated effective December 5, 2007
99.4	Employee Stock Purchase Plan effective February 1, 1996, as amended and restated effective December 5, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENBURY RESOURCES INC.

Date: December 11, 2007	By:	/s/ Mark C. Allen

	Name:	Mark C. Allen
	Title:	Vice President and Chief Accounting Officer

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